       As filed with the Securities and Exchange Commission on February 25, 2000
                                                Registration No. ___-___________

================================================================================


                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                _______________

                                   Form S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                _______________

     Pinnacle Entertainment, Inc.(formerly known as Hollywood Park, Inc.)
              (Exact name of issuer as specified in its charter)

          Delaware                                                            95-3667491
(State or other jurisdiction                                               (I.R.S. employer
of incorporation or organization)                                       identification number)

                            330 North Brand Avenue
                              Glendale, CA 91203
                                (818) 662-5900

           Hollywood Park, Inc. Executive Deferred Compensation Plan
                           (Full title of the Plan)

          LOREN S. OSTROW, ESQ.                                                                   Copy to:
         Pinnacle Entertainment, Inc.                                                       ALVIN G. SEGEL, ESQ.
         330 North Brand Avenue                                                              ASHOK MUKHEY, ESQ.
           Glendale, CA 91203                                                               Irell & Manella LLP
             (818) 662-5900                                                        1800 Avenue of the Stars, Suite 900
                                                                                           Los Angeles, CA 90067
(Name, address including zip code, and telephone number, including                             (310) 277-1010
area code, of registrants' agent for service)

                        CALCULATION OF REGISTRATION FEE

                                                          Proposed            Proposed
                                        Amount to be       Maximum            Maximum
              Title of                   Registered    Offering Price        Aggregate           Amount of
     Securities to be Registered                        Per Share (1)    Offering Price (2)   Registration Fee
--------------------------------------------------------------------------------------------------------------
Deferred Compensation Obligations        $15,000,000       100%             $15,000,000             $3,960
==============================================================================================================


(1) The Deferred Compensation Obligations are unsecured obligations of Pinnacle Entertainment, Inc. to pay deferred compensation in the future in accordance with the terms of the Hollywood Park, Inc. Executive Deferred Compensation Plan.

(2) Pursuant to Rule 457(h), estimated solely for the purpose of calculating the registration fee.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information

     Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Item 2.    Registrant Information and Employee Plan Annual Information.

     Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

     The following documents heretofore filed by Pinnacle Entertainment, Inc. (formerly known as Hollywood Park Inc.), a Delaware corporation (the "Registrant"), under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

     (1) the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     (2) the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999;

     (3) the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999;

     (4) the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999;

     (5) the Registrant's Current Report on Form 8-K, filed September 29, 1999; and

     (6) the Registrant's Registration Statement on Form S-8, filed on August 31, 1999.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Under the Hollywood Park Inc. Executive Deferred Compensation Plan (the "Deferred Compensation Plan"), the Registrant will provide a select group of management and highly compensated employees and officers (the "Deferred Compensation Employees") the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation. The obligations of the Registrant under such agreements (the "Deferred Compensation Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

     To participate in the Deferred Compensation Plan in a particular year, the Deferred Compensation Employee must enroll in the Deferred Compensation Plan and make an election to defer the receipt of amounts payable in the form of base salary or bonus during any plan year. The amount of compensation to be deferred by each participating employee ("Deferred Compensation Participant") will be determined in accordance with the Deferred Compensation Plan based on election by the employee. Deferred Compensation Participants may elect to defer their salary or bonus, so long as such deferral amounts to a minimum of at least Three Thousand Dollars ($3,000) annually.

     The Deferred Compensation Obligations will be indexed to one or more Hypothetical Investments, which will be individually chosen by each Deferred Compensation Participant from a list of Hypothetical Investments. Each Deferred Compensation Participant's deferred compensation account will be adjusted to reflect the investment performance of the selected Hypothetical Investments, including any appreciation or depreciation. Gains or losses are posted to the Deferred Compensation Participant's account periodically. The investment accounts are for bookkeeping purposes only and the Registrant is not obligated to invest the deferred compensation in the investment accounts specified by the Deferred Compensation Participants.

     A committee (the "Deferred Compensation Plan Committee") consisting of the Board of Directors of the Registrant or such committee as the Board shall appoint, shall be charged with the general administration of the Deferred Compensation Plan and the Deferred Compensation Obligations. The Deferred Compensation Obligations are not convertible into another security of the Registrant. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. The Registrant shall establish a trust, which shall be a grantor trust for federal income tax purposes and which shall not cause the Deferred Compensation Plan to be "funded" under the Employee Retirement Income Security Act of 1974, to assist the Registrant in meeting the Deferred Compensation Obligations. The assets of the trust will be available to satisfy the claims of the Registrant's general creditors in the event of the Registrant's insolvency.

     The Deferred Compensation Obligations will be distributed by the Registrant in accordance with the terms of the Deferred Compensation Plan and upon, but not limited to, the following circumstances: upon termination of employment, retirement, death or long term disability, termination of the Deferred Compensation Plan, or upon the occurrence of certain hardship circumstances as determined by the Deferred Compensation Plan Committee of the Registrant. Also, when a Deferred Compensation Participant elects to defer his or her base salary or bonus, he or she may elect that such deferred amounts will be distributed on an "Interim Distribution Date" three or more years after the end of the year to which the election relates. A Deferred Compensation Participant may also elect at any time to receive a distribution of 90% of the balance of his or her deferred compensation account, provided that he or she will thereupon forfeit the remaining 10% of the balance of his or her deferred compensation account and will be suspended from participating in the Deferred Compensation Plan for the rest of the year and for the following year.

     A Deferred Compensation Participant's right or the right of any other person to the Deferred Compensation Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered.

Item 5.  Interests of Named Experts and Counsel.

     None.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by Section 102(b)(7) of the DGCL, the Registrant's Certificate of Incorporation, as amended, includes a provision that limits a director's personal liability to the Registrant or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. Article XIII of the Registrant's Certificate of Incorporation, as amended, provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

     As permitted by Section 145 of the DGCL, the Registrant's Bylaws provide that, to the fullest extent permitted by the DGCL, directors, officers and certain other persons who are made, or are threatened to be made, parties to, or are involved in, any action, suit or proceeding will be indemnified by the Registrant with respect thereto.

     The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Registrant.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

Exhibit
Number            Description
------            -----------

4.1            Hollywood Park, Inc. Executive Deferred Compensation Plan
5.1            Legal Opinion of Irell & Manella LLP
23.1           Consent of Irell & Manella LLP (included in legal opinion
               filed as Exhibit 5.1)
23.2           Consent of Arthur Andersen LLP
24             Power of Attorney (included on signature pages filed herewith)


Item 9.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

               Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Glendale, state of California, on this 24th day of February 2000.


                                    Pinnacle Entertainment, Inc.

                                    By: /s/ Loren S. Ostrow
                                       -----------------------------------
                                         Loren S. Ostrow
                                         Secretary


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul R. Alanis and Loren S. Ostrow, and each of them, his attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                         Title                             Date
     ---------                         -----                             ----
/s/ R.D. Hubbard
---------------------     Chairman of the Board, Chief              February 24, 2000
R.D. Hubbard              Executive Officer and Director
                          (Principal Executive Officer)

/s/ Paul R. Alanis        President and Chief Operating Officer     February 24, 2000
---------------------
Paul R. Alanis

/s/ Bruce C. Hinckley     Senior Vice President, Treasurer          February 24, 2000
---------------------     and Chief Financial Officer
Bruce C. Hinckley         (Principal Financial and
                          Accounting Officer)


/s/ Robert T. Manfuso     Director                                  February 15, 2000
----------------------
Robert T. Manfuso

/s/ James L. Martineau    Director                                  February 17, 2000
----------------------
James L. Martineau

/s/ Gary G. Miller        Director                                  February 14, 2000
----------------------
Gary G. Miller

/s/ Michael Ornest        Director                                  February 14, 2000
----------------------
Michael Ornest

/s/ Timothy J. Parrott    Director                                  February 24, 2000
----------------------
Timothy J. Parrott

/s/ Lynn P. Reitnouer     Director                                  February 14, 2000
----------------------
Lynn P. Reitnouer

/s/ Herman Sarkowsky      Director                                  February 14, 2000
----------------------
Herman Sarkowsky

/s/ Marlin Torguson       Director                                  February 15, 2000
----------------------
Marlin Torguson

                                 EXHIBIT INDEX
                                 -------------

Exhibit
Number            Description
------            -----------

4.1            Hollywood Park, Inc. Executive Deferred Compensation Plan
5.1            Legal Opinion of Irell & Manella LLP
23.1           Consent of Irell & Manella LLP (included in legal opinion
               filed as Exhibit 5.1)
23.2           Consent of Arthur Andersen LLP
24             Power of Attorney (included on signature pages filed herewith)